3/21/2006

ADDENDUM to $250,000.00 Bridge Note Agreement between EntreMetrix and Infinity Capital Partners dated May 20th, 2005, payable on December 15th, 2005.

As a result of unfulfilled payment on December 15th, 2005 of the initial $114,000.00 loaned to EntreMetrix a $10,000.00 penalty has been incurred. The loan amount has been increased to $124,000.00 as of January 1st, 2006. This note continues to bear interest at 12% on $124,000.00 through December 31st, 2006. If the note is not paid in full on December 31st  , 2006, an additional 10% penalty will be applied, and interest at 12% will be paid monthly on the new amount. All additional interest that has occurred on the note but not paid will be paid to Infinity Capital Partners on the March interest payment.

All terms listed on this addendum will be in addition to the Bridge Note and Promissory Note.

EntreMetrix	Infinity Capital Partners

/s/ Scott W. Absher		/s/ Michael Isco
Scott W. Absher	date	Michael Isco	date